Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258340

PROSPECTUS SUPPLEMENT NO. 6

(to prospectus dated August 10, 2021)

Up to 19,300,751 Shares of Class A Common Stock Issuable Upon the Exercise of Warrants

Up to 77,272,414 Shares of Class A Common Stock

Up to 8,014,500 Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 10, 2021 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on January 12, 2022 (the “Current Report”), other than information included in Item 2.02 and Exhibit 99.1, which was furnished and not filed with the SEC. Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 19,300,751 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) up to 8,014,500 shares of Class A Common Stock that are issuable upon the exercise of 8,014,500 warrants (the “private placement warrants”) issued in a private placement in connection with the initial public offering of Decarbonization Plus Acquisition Corporation (“DCRB”) and upon the conversion of a working capital loan by the Sponsor (as defined in the Prospectus) to DCRB and (ii) up to 11,286,251 shares of Class A Common Stock that are issuable upon the exercise of 11,286,251 warrants originally issued in DCRB’s initial public offering. The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus, or their permitted transferees, of (i) up to 77,272,414 shares of Class A Common Stock (including up to 5,293,958 shares of Class A Common Stock issuable upon the satisfaction of certain triggering events (as described in the Prospectus) and up to 326,048 shares of Class A Common Stock that may be issued upon exercise of the Ardour Warrants (as defined in the Prospectus)) and (ii) up to 8,014,500 private placement warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock and warrants are traded on the Nasdaq Global Select Market under the symbols “HYZN” and “HYZNW,” respectively. On January 11, 2022 the closing price of our Class A Common Stock was $6.81 and the closing price for our public warrants was $1.77.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 12, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 12, 2022

Hyzon Motors Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39632	82-2726724
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Quaker Meeting House Road Honeoye Falls, NY	14472
(Address of principal executive offices)	(Zip Code)

(585)-484-9337

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HYZN	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	HYZNW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On January 12, 2022, Hyzon Motors Inc. (the “Company”) issued a press release providing an update on vehicle deliveries and financial expectations for the 2021 fiscal year. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 2.02, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 8.01. Other Events.

On January 12, 2022, the Company announced that it had received a subpoena from the Securities and Exchange Commission (“SEC”) for production of documents and information, including related to the allegations made in the report issued by Blue Orca Capital. The Company is cooperating with the SEC.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated January 12, 2022, issued by the Company.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2022

HYZON MOTORS INC.

By:	/s/ Craig M. Knight
Name: Craig M. Knight
Title: Chief Executive Officer

3

Exhibit 99.1

News release

Hyzon Motors provides update on 2021 deliveries and financial expectations

ROCHESTER, N.Y. – January 12, 2022 – Hyzon Motors Inc. (NASDAQ: HYZN), a leading supplier of hydrogen-powered fuel cell electric vehicles, today announced the delivery of 87 fuel cell powered heavy-duty vehicles in 2021 under commercial sales agreements. These deliveries do not include any trial leases.

The 2021 shipments exceeded the forecast of 85 fuel cell vehicle deliveries set by the Company in February 2021, prior to the deteriorating global supply chain seriously impacting the production plans of zero-emission and traditional vehicle suppliers alike.

The Company anticipates the 2021 financial results will reflect both lower average selling price per vehicle due to product mix and multi-year revenue recognition for the majority of sales, which will result in materially lower than forecast revenues and margins. As highlighted during Hyzon’s third quarter earnings call, the Company proactively shifted its deployment focus to Asia where average selling prices are approximately half of other regions. Global supply chain disruptions rocked many industries and sectors, with European and North American vehicle assembly particularly hard hit.

The Hyzon vehicles delivered were heavy duty fuel cell truck models ranging in weight from 18 to 49 metric tonnes deployed for a variety of use cases. These applications include refuse collection with a leading European supplier of refuse collection vehicles, sewer cleaning with European municipalities, and heavy-duty use cases such as steel coil haulage with the largest steel company in the world. Additionally, the 8 dump trucks that were deployed under trial leases in Foshan, a UN Hydrogen Demonstration City in China, are not included in the 87 vehicle deliveries.

“Thank you to all of our customers, employees, suppliers, shareholders and supporters who helped us battle the global supply chain headwinds and better the expectations for 2021 deliveries. Each truck Hyzon supplies around the world is another step towards decarbonizing commercial mobility,” said Hyzon CEO and Co-Founder Craig Knight. As Hyzon completes compliance and homologation requirements for vehicles in North America and Australasia, government support for hydrogen steadily grows, and commercial understanding of fuel cell electric vehicles’ unique suitability for heavy transport increases. Hyzon aims to make 2022 a watershed year for hydrogen in heavy mobility.”

Hyzon expects to report company revenue, EBITDA, net income, and cash flow results along with other operational metrics when the company announces its Q4 and full-year 2021 results.

About Hyzon

Hyzon is a global leader in fuel cell electric mobility, with US operations in the Rochester, Chicago and Detroit areas, and international operations in the Netherlands, China, Singapore, Australia, and Germany. Hyzon is an energy transition accelerator and technology innovator, providing end-to-end solutions primarily for the commercial mobility sector with a focus on the commercial vehicle market and hydrogen supply infrastructure. Utilizing its proven and

Accelerating the Energy Transition hyzonmotors.com

proprietary hydrogen fuel cell technology, Hyzon aims to supply zero-emission heavy duty trucks and buses to customers in North America, Europe and around the world to mitigate emissions from diesel transportation, which is one of the single largest sources of carbon emissions globally. The Company is contributing to the escalating adoption of fuel cell electric vehicles through its demonstrated technology advantage, leading fuel cell performance and history of rapid innovation. Visit www.hyzonmotors.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, are forward-looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements, including statements regarding expected revenues and gross margin for the 2021 fiscal year and expectations for the 2022 fiscal year, are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Hyzon disclaims any duty to update any forward -looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Hyzon cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Hyzon, including risks and uncertainties described in the “Risk Factors” section of Hyzon’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 21, 2021, our Registration Statement on Form S-1 filed with the SEC on July 30, 2021, and other documents filed by Hyzon from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements, such as risks related to (i) the ability to convert non-binding memoranda of understanding into binding orders or sales (including because of the current or prospective financial resources of the counterparties to Hyzon’s non-binding memoranda of understanding and letters of intent), (ii) the ability of counterparties to make payments to Hyzon with respect to their binding orders, (iii) the ability to identify additional potential customers and convert them to paying customers or (iv) disruptions to the global supply chain, including our third party suppliers and assemblers. Hyzon gives no assurance that Hyzon will achieve its expectations.

Media contacts

Hyzon Motors

hyzon@kivvit.com

For investors:

Darla Rivera

Hyzon Motors Inc

IR@hyzonmotors.com

Accelerating the Energy Transition hyzonmotors.com